Filed Pursuant to Rule 424(b)(3)

Registration No. 333- 237992

KALEYRA, INC.

SUPPLEMENT NO. 2 TO

PROSPECTUS DATED MAY 8, 2020

THE DATE OF THIS SUPPLEMENT IS FEBRUARY 16, 2021

This prospectus supplement (this “Supplement No. 2”) is part of the prospectus of Kaleyra, Inc. (the “Company”), dated May 8, 2020 (as amended from time to time, the “Prospectus”). This Supplement No. 2 is being filed to update and supplement the information contained in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 16, 2021 (the “Current Report”), other than the information included in Item 2.02 and Item 7.01 and Exhibits 99.1 and 99.2, which were furnished and not filed with the SEC. Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and Public Warrants are listed on the NYSE American Stock Exchange under the symbols “KLR” and “KLR.WS,” respectively. On February 12, 2021, the last reported sales price of our Common Stock was $15.82 per share and the last reported sales price of our Public Warrants was $4.90 per warrant.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 3 of the Prospectus before buying our common stock and warrant.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 10, 2021

KALEYRA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38320	82-3027430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Via Marco D’Aviano, 2, Milano MI, Italy	20131
(Address of Principal Executive Offices)	(Zip Code)

+39 02 288 5841

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	KLR	NYSE American LLC
Warrants, at an exercise price of $11.50 per share of Common Stock	KLR WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition.

On February 16, 2021, Kaleyra, Inc. (the “Company”) issued a press release announcing its financial results for the quarter and fiscal year ended December 31, 2020. A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

The information contained in this Item 2.02, including Exhibit 99.1 attached hereto, shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer and Chief Financial Officer RSU Awards

On February 10, 2021, the Compensation Committee of the Board of Directors of the Company (the “Committee”) approved an award of 115,000 restricted stock units (“RSUs”) to Mr. Dario Calogero, the Company’s Chief Executive Officer, with such award to vest over 16 quarters beginning May 1, 2021, and then on August 1, November 1 and February 1, ending February 1, 2025. The Company will withhold shares of stock subject to the RSUs at the time of vesting for the purposes of satisfying any tax withholding obligations which arise in connection with the vesting of such RSUs issued to Mr. Calogero. The RSU award is being made using the form of Notice of RSU Grant and RSU Agreement previously filed by the Company as Exhibit 10.11 to the Current Report on Form 8-K as filed with the SEC on December 2, 2019, and the above summary of the terms of these RSUs is qualified in its entirety by reference to such form.

On February 10, 2021 the Committee also approved an award of 60,000 RSUs to Mr. Giacomo Dall’Aglio, the Company’s Chief Financial Officer, with such award to vest over 16 quarters beginning May 1, 2021, and then on August 1, November 1 and February 1, ending February 1, 2025. Also, the Company will withhold shares of stock subject to the RSUs at the time of vesting for the purposes of satisfying any tax withholding obligations which arise in connection with the vesting of such RSUs issued to Mr. Dall’Aglio. The RSU award is being made using the form of Notice of RSU Grant and RSU Agreement previously filed by the Company as Exhibit 10.11 to the Current Report on Form 8-K as filed with the SEC on December 2, 2019, and the above summary of the terms of these restricted stock units is qualified in its entirety by reference to such form.

Item 7.01	Regulation FD Disclosure

The Company will host a conference call to discuss its fourth quarter and fiscal year end 2020 financial results on February 16, 2021, at 8:00 a.m. Eastern time. On February 16, 2021, the Company posted an investor presentation to the Investor Relations section of its website www.kaleyra.com, in connection with the earnings call for the quarter and fiscal year ended December 31, 2020. A copy of the investor presentation is being furnished as Exhibit 99.2 to this Current Report on Form 8-K.

The information contained in, or incorporated into, this Item 7.01 of this Report, including Exhibit 99.2 attached hereto, is furnished under Item 7.01 of Form 8-K and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act or the Exchange Act regardless of any general incorporation language in such filings.

This Report shall not be deemed an admission as to the materiality of any information in this Report that is being disclosed pursuant to Regulation FD.

Please refer to Exhibit 99.2 for a discussion of certain forward-looking statements included therein and the risks and uncertainties related thereto.

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

The exhibits required by this item are set forth on the Exhibit Index attached hereto.

Exhibit Number

99.1	Press Release dated February 16, 2021.

99.2	Investor Presentation slideshow in use beginning February 16, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 16, 2021

By:	/s/ Dario Calogero
Name:	Dario Calogero
Title:	Chief Executive Officer and President

Exhibit 99.1

Kaleyra Announces Highest Quarterly Revenue for Fourth Quarter and Full Year 2020 Financial Results Exceeding Revenue Guidance

Total fourth quarter revenue of $44.3 million, a 16% increase from Q3 and up 24% from the same period a year ago

Revenue from US Customers was $6.9 million, up over 100% from the same period a year ago

Delivered 7.1 billion billable messages and connected 1.4 billion voice calls

New York and Vienna, VA – February 16, 2021 - Kaleyra, Inc. (NYSE: KLR) (KLR WS) (“Kaleyra” or the “Company”) a rapidly growing cloud communications software provider delivering a secure system of application programming interfaces (APIs) and connectivity solutions in the API/Communications Platform as a Service (CPaaS) market, today announced financial results for the fourth quarter and full year ended December 31, 2020.

“We once again have exceeded our revenue guidance and delivered our strongest quarter ever. The fourth quarter was an excellent finish to a challenging year, and our continued success in this environment serves to validate the strength of our model and strategy. As enterprise customers are increasingly looking for new ways to engage with their customers, our platform and strong value proposition have made Kaleyra a mission critical addition to their customer outreach,” commented Dario Calogero, Kaleyra’s Founder and Chief Executive Officer. “We are thrilled to begin 2021 with a high level of momentum provided by strong execution from our entire team, our robust platform of flexible APIs, and our unwavering commitment to helping our customers succeed.”

Fourth Quarter 2020 Financial Highlights

•	Revenue: Total revenue for the fourth quarter of 2020 was $44.3 million, a 16% increase when compared to Q3 revenue of $38.3 million and up 24% compared to $35.6 million in the fourth quarter of 2019.

•

Gross Profit: Gross profit for the fourth quarter of 2020 was $7.8 million, a 5% increase when compared to Q3 gross profit of $7.5 million and down 3% compared to $8.1 million for the fourth quarter of 2019. Gross margin for the fourth quarter of 2020 was 18%. Declining volumes in the first half of the year caused by COVID created a negative residual effect on margins in the fourth quarter.

•

Net Loss: Net loss for the fourth quarter of 2020 was $(4.5) million, or $(0.15) per share, based on 29.7 million weighted-average shares outstanding. During the fourth quarter of 2019, net loss was $(3.6) million, or $(0.25) per share, based on 14.3 million weighted-average shares outstanding.

•

Adjusted EBITDA comparable to previous year: Adjusted EBITDA comparable to previous year was $3.1 million for the fourth quarter of 2020, compared to $5.6 million for the fourth quarter of 2019. The decline in adjusted EBITDA is attributed to the increased headcount, predominantly in engineering talent, that has been hired to execute on emerging growth opportunities to develop and deliver new products and services.

Full Year 2020 Financial Highlights

•	Revenue: Total revenue for the full year 2020 was $147.4 million, a 14% increase when compared to 2019 revenue of $129.6 million

•	Gross Profit: Gross profit for the full year 2020 was $24.4 million, a 7% decrease when compared to 2019 gross profit of $26.4 million.

•	Net Loss: Net loss for the full year 2020 was $(26.8) million, compared to 2019 net loss of $(5.5) million.

•	Adjusted EBITDA comparable to previous year: Adjusted EBITDA comparable to previous year was $7.5 million for the full year 2020, compared to $11.1 million for the full year 2019.

•

Liquidity: As of December 31, 2020, cash and cash equivalents were $33.0 million. Cash used in operating activities was $11.5 million during the full year 2020, compared with cash provided in operating activities of $6.5 million during the full year 2019.

•	Liabilities: Total liabilities were reduced by $30.2 million, down 19% since December 31, 2019.

Recent Business Highlights

•

In Q4, Kaleyra delivered 7.1 billion billable messages, a 13% increase from the previous period, and connected 1.4 billion voice calls, up 100% period over period. For the full year 2020, Kaleyra processed nearly 26 billion billable SMS messages and 4 billion voice calls.

•	Winner of the 2021 Juniper Research Future Digital Award for Telco Innovation in the category of Best RCS Provider.

•

A new strategic partnership with WebEngage, India’s leading marketing automation services provider for B2C businesses, combining Kaleyra’s global cloud communication services with WebEngage’s world-class marketing automation and customer data platform capabilities.

Financial Outlook

Kaylera’s outlook assumes that the Company’s largest markets, Italy and India, will continue to see improvements in their economies coming out of the COVID-19 pandemic. It also takes into consideration that there could still be continued pressure on transaction levels in certain regions and on certain business lines. As of February 16, 2021, Kaleyra is providing guidance for its first quarter and full year 2021 as follows:

•	First Quarter 2021 Guidance: Total revenue is expected to be in the range of $40.5 - $41.5 million, absent an accelerated wave of COVID cases and shutdowns.

•	Full Year 2021 Guidance: Total revenue is expected to be in the range of $183 - $185 million, above our previous guidance.

Quarterly Conference Call

Management will conduct an investor conference call that same day at 8:00 a.m. EST (5:00 a.m. PST) to discuss these results. Questions will be taken after management’s presentation. A live webcast of the call and the replay will be available in the Investors section of the Kaleyra website at https://investors.kaleyra.com/news-events/ir-calendar.

To Participate via Telephone:

US: 877-407-0792

International: 201-689-8263

Conference ID: 13716315

Replay of the call:

US: 844-512-2921

International: 412-317-6671

Start Date: Tuesday February 16, 2020, 10:00 a.m. ET

End Date: Tuesday March 2, 2020, 11:59 p.m. ET

About Kaleyra Inc.

Kaleyra, Inc. (NYSE American: KLR) (KLR WS), is a global group providing mobile communication services for financial institutions and enterprises of all sizes worldwide. Through its proprietary platform, Kaleyra manages multi-channel integrated communication services on a global scale, comprising of messages, push notifications, e-mail, instant messaging, voice services and chatbots. Kaleyra’s technology today makes it possible to safely and securely manage billions of messages monthly with a reach to hundreds of MNOs and over 190 countries. For more information: https://www.kaleyra.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, statements regarding the financial statements of Kaleyra, its product and customer developments, its expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future revenues and the business plans of Kaleyra’s management team, and the impact of the COVID-19 pandemic on its business and financial performance. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on certain assumptions and analyses made by the management of Kaleyra in light of their respective experience and perception of historical trends, current conditions and expected future developments and their potential effects on Kaleyra as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting Kaleyra will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the mix of services utilized by Kaleyra’s customers and such customers’ needs for these services, market acceptance of new service offerings, the ability of Kaleyra to expand what it does for existing customers as well as to add new customers, that Kaleyra will have sufficient capital to operate as anticipated, and the impact that the novel coronavirus and the illness, COVID-19, that it causes, as well as governmental responses to deal with the spread of this illness and the reopening of economies that have been closed as part of these responses, may have on Kaleyra’s operations, the demand for Kaleyra’s products, global supply chains and economic activity in general. Should one or more of these risks or uncertainties materialize or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Non-GAAP Financial Measure and Related Information

This press release includes reference to Adjusted EBITDA, a financial measure that is not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Adjusted EBITDA is defined as of any date of calculation, as the consolidated pro forma earnings/(loss) of Kaleyra and its subsidiaries, before finance income and finance cost (including bank charges), tax, depreciation and amortization, plus (i) transaction expenses, (ii) without duplication of clause (i), severance or change of control payments, (iii) any expenses related to company restructuring, (iv) the Adjusted EBITDA for pre-acquisition period of subsidiaries, (v) any compensation expenses relating to stock options, restricted stock units, restricted stock or similar equity interests as may be issued by Kaleyra or any of its subsidiaries to its or their employees and (vi) any provision for the write down of assets. Management uses Adjusted EBITDA, among other reasons, as it is a metric for determining whether there will be an earnout payment in accordance with the terms of the Stock Purchase Agreement. This non-GAAP financial measure is not a measure prepared in accordance with GAAP and might not be consistent with similar measures used by other companies. It shall not be considered as an alternative to any other measures of performance prepared under GAAP.

Investor Contacts

Michael Bowen

ICR, Inc.

Michael.Bowen@icrinc.com

ir@kaleyra.com

203-682-8299

Marc P. Griffin

ICR, Inc.

Marc.Griffin@icrinc.com

ir@kaleyra.com

646-277-1290

KALEYRA, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$32,970	$16,103
Restricted cash	—	20,894
Short-term investments	4,843	5,124
Trade receivables, net	43,651	39,509
Prepaid expenses	1,447	648
Other current assets	2,134	4,224

Total current assets	85,045	86,502
Property and equipment, net	6,726	3,393
Intangible assets, net	7,574	9,353
Goodwill	16,657	16,953
Deferred tax assets	703	—
Other long-term assets	1,797	1,203

Total assets	$118,502	$117,404

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$51,768	$63,320
Debt for forward share purchase agreements	483	34,013
Notes payable	—	1,667
Notes payable due to related parties	7,500	9,411
Lines of credit	5,273	3,627
Current portion of bank and other borrowings	10,798	7,564
Deferred revenue	3,666	1,397
Preference shares	—	683
Preference shares due to related parties	—	1,847
Payroll and payroll related accrued liabilities	3,292	1,038
Other current liabilities	5,988	1,379

Total current liabilities	88,768	125,946
Long-term portion of bank and other borrowings	31,974	16,134
Long-term portion of notes payable	2,700	—
Long-term portion of notes payable due to related parties	—	7,500
Long-term portion of employee benefit obligation	1,886	1,398
Deferred tax liabilities	—	2,045
Other long-term liabilities	603	3,155

Total liabilities	125,931	156,178

Stockholders’ equity (deficit):
Common stock	3	2
Additional paid-in capital	93,628	2,143
Treasury stock, at cost	(30,431)	—
Accumulated other comprehensive income (loss)	(2,826)	74
Accumulated deficit	(67,803)	(40,993)

Total stockholders’ equity (deficit)	(7,429)	(38,774)

Total liabilities and stockholders’ equity (deficit)	$118,502	$117,404

KALEYRA, INC.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Revenue	$44,268	$35,633	$147,368	$129,558
Cost of revenue	36,421	27,560	122,932	103,205

Gross profit	7,847	8,073	24,436	26,353

Operating expenses:
Research and development	2,330	1,441	9,745	5,310
Sales and marketing	2,711	1,639	12,866	6,031
General and administrative	7,458	6,764	28,195	17,431

Total operating expenses	12,499	9,844	50,806	28,772

Loss from operations	(4,652)	(1,771)	(26,370)	(2,419)
Other income, net	21	30	112	136
Financial income (expense), net	(448)	(233)	(1,475)	(439)
Foreign currency income (loss)	(558)	(115)	(1,353)	(517)

Loss before income tax expense (benefit)	(5,637)	(2,089)	(29,086)	(3,239)
Income tax expense (benefit)	(1,111)	1,554	(2,276)	2,273

Net loss	$(4,526)	$(3,643)	$(26,810)	$(5,512)

Net loss per common share, basic and diluted	$(0.15)	$(0.25)	$(1.09)	$(0.48)

Weighted-average shares used in computing net loss per common share, basic and diluted	29,690,742	14,322,326	24,652,004	11,603,381

KALEYRA, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Year Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(26,810)	$(5,512)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,773	2,648
Stock-based compensation and preference share	19,415	2,070
Non-cash settlement of preference share liability	(2,486)	—
Allowance for doubtful accounts	361	716
Fair value changes on marketable securities	(6)	—
Employee benefit obligation	527	315
Non-cash interest expense	191	657
Deferred taxes	(2,009)	(14)
Change in operating assets and liabilities:
Trade receivables	(1,016)	(10,427)
Other current assets	1,197	(2,039)
Other long-term assets	(497)	47
Accounts payable	(11,832)	15,145
Other current liabilities	6,821	251
Deferred revenue	2,219	(64)
Long-term liabilities	(304)	2,660

Net cash provided by (used in) operating activities	(11,456)	6,453

Cash Flows from Investing Activities:
Purchase of short-term investments	(7,917)	(5,868)
Sale of short-term investments	8,156	3,882
Purchase of property and equipment	(1,163)	(1,413)
Sale of property and equipment	16	38
Capitalized software development costs	(2,411)	(602)
Purchase of intangible assets	(6)	(16)
Cash, cash equivalents and restricted cash acquired in the reverse merger	—	21,666

Net cash provided by (used in) investing activities	(3,325)	17,687

Cash Flows from Financing Activities:
Payment of deferred consideration for the acquisition of Buc Mobile	—	(4,000)
Payment of deferred consideration for the acquisition of Solutions Infini	—	(5,097)
Change in line of credit	1,277	1,973
Borrowings on term loans	24,436	16,670
Repayments on term loans	(8,651)	(4,844)
Repayments on notes payable	(11,478)	—
Repurchase of common stock in connection with forward share purchase agreements	(30,431)	—
Payments related to forward share purchase agreements	(1,452)	—
Proceeds from issuance of stock in public offering, net of issuance costs	36,152	—

Net cash provided by financing activities	9,853	4,702

Effect of exchange rate changes on cash, cash equivalents and restricted cash	901	(52)

Net increase (decrease) in cash, cash equivalents and restricted cash	(4,027)	28,790
Cash, cash equivalents and restricted cash, beginning of period	36,997	8,207

Cash, cash equivalents and restricted cash, end of period	$32,970	$36,997

KALEYRA, Inc.

Adjusted EBITDA Reconciliation of GAAP to Non-GAAP Financial Information

For the Year and the Three Months Ended December 31, 2020 and 2019

(Unaudited, in millions)

	Years Ended December 31,		Three Months Ended December 31,
Adjusted EBITDA	2020	2019	2020	2019
Net loss	$(26.8)	$(5.5)	$(4.5)	$(3.6)
Other income, net	(0.1)	(0.1)	(0.0)	(0.0)
Financial income (expense), net	1.5	0.4	0.4	0.2
Foreign currency income (loss)	1.4	0.5	0.6	0.1
Income tax expense (benefit)	(2.3)	2.3	(1.1)	1.6
Loss from operations	$(26.4)	$(2.4)	$(4.7)	$(1.8)
Depreciation and amortization	2.8	2.6	0.9	0.7
Stock-based compensation, preference shares and others	20.3	2.1	4.0	1.6
Transaction and one-off costs	6.5	8.3	1.4	4.6
Company restructuring	0.0	0.5	0.0	0.5
Adjusted EBITDA	$3.2	$11.1	$1.6	$5.6
Costs not comparable to previous year (1)	4.3	0.0	1.5	0.0
Adjusted EBITDA comparable to PY	$7.5	$11.1	$3.1	$5.6

(1)	These costs represent public company costs that were not incurred in 2019. These costs are expected to occur going forward.

AMERICAN Copyright © Ka eyra, Inc. 2021
Exhibit 99.2

LEGAL DISCLAIMER

kaleyra

INVESTOR PRESENTATION

This communication is for informational purposes only. The information contained herein does not purport to be all-inclusive. The data contained herein is derived from various internal and external sources. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any projections, modelling or back-testing or any other information contained herein. Any data on past performance, modelling or back-testing contained herein is no indication as to future performance. Kaleyra, Inc. ("Kaleyra" or, the "Company") assumes no obligation to update the information in this communication. This presentation is not an offer to buy or the solicitation of an offer to sell Kaleyra securities.

FORWARD LOOKING STATEMENTS

This presentation contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, statements regarding the expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future business plans of Kaleyra's management team and the Company's financial results. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intends," "may," "might," "plan," "possible," "potential," "predict," "project," "should," "would" and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this presentation are based on certain assumptions of Kaleyra's management in light of its experience and perception of historical trends, current conditions and expected future developments and their potential effects on Kaleyra as well as other factors Kaleyra's management believes are appropriate in the circumstances. There can be no assurance that future developments affecting Kaleyra will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of Kaleyra) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Kaleyra undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Certain industry and market data information in this presentation is based on the estimates of Kaleyra's management. Kaleyra's management obtained the industry, market and competitive position data used throughout this presentation from internal estimates and research as well as from industry publications and research, surveys and studies conducted by third parties. Kaleyra's management believes these estimates to be accurate as of the date of this presentation. However, this information may prove to be inaccurate because of the method by which management obtained some of the data for its estimates or because this information cannot always be verified due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process.

NON-GAAP FINANCIAL MEASURE AND RELATED INFORMATION

This presentation includes reference to Adjusted EBITDA, a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). Adjusted EBITDA is defined as of any date of calculation, the consolidated pro forma earnings of Kaleyra and its subsidiaries, before finance income and finance cost (including bank charges), tax, depreciation and amortization calculated from the unaudited consolidated financial statements of such party and its subsidiaries, plus (i) transaction expenses, (ii) without duplication of clause (i), severance or change of control payments, (iii) any expenses related to company restructuring, (iv) the Adjusted EBITDA for pre-acquisition period of subsidiaries, (v) any compensation expenses relating to stock options, restricted stock units, restricted stock or similar equity interests as may be issued by Kaleyra or any of its subsidiaries to its or their employees and (vi) any provision for the write down of assets. The pre-2019 pro forma earnings of Kaleyra, which is an Italian company, and its subsidiaries, which include subsidiaries outside of the U.S., may not be prepared in conformance with Article 11 of Regulation S-X of the U.S. Securities and Exchange Commission (the "SEC"). Kaleyra's management believes that this non-GAAP measure of Kaleyra's financial results will provide useful information to investors regarding certain financial and business trends relating to Kaleyra's anticipated financial condition and results of operations. Investors should not rely on any single financial measure to evaluate Kaleyra's anticipated business. Certain of the financial metrics in this presentation can be found in Kaleyra's Form 10-K for the fiscal year ended December 31, 2019, filed with the "SEC" on April 22, 2020, and in Kaleyra's Form 10-K for the year ended December 31, 2020 that will be filed with the "SEC" no later than March 16, 2021, and the reconciliation of Adjusted EBITDA can be found on slide 25 of this presentation.

TRADEMARKS AND INTELLECTUAL PROPERTY

All trademarks, service marks, and trade names of Kaleyra and its subsidiaries or affiliates used herein are trademarks, service marks, or registered trademarks of Kaleyra as noted herein. Any other product, company names, or logos mentioned herein are the trademarks and/or intellectual property of their respective owners.

Copyright © Kaleyra, Inc. 2021

2

We’re a Communication P atform as a Service, or , for short.

Founded in 1999 and isted on the NYSE in 2019.

Companies need to communicate with their customers: Ka eyra offers a wide variety of , that deve opers and enterprises can access through APIs or a user-friend y web interface. Messaging WhatsApp Voice Chatbot Numbers Conversations F ow Bui der ook Up Emai Contact Center Push Verify Notifications Video WebRTC Verified SMS Verified Ca s Copyright © Ka eyra, Inc. 2021

… through APIs or a user-friendly web interface

kaleyra


Transactional communications
SMS
Voice
WhatsApp
3.24m
4.65m
kaleyra
Dashboard
Overview
12.30M
1.20M
9.98M
Delivery Status
75.90%
Prepaid credit usage
$300.00

Messaging

WhatsApp

Conversations

Voice

Verified SMS

Verified Calls

Chatbot

Contact Center

Copyright © Kaleyra, Inc. 2021

Whether it’s for OTPs, transactiona a erts, promotiona communications, video app ications, or making phone ca s to customers, a most any enterprise makes use of communication services. We cater to businesses across many vertica s inc uding financia services, e-commerce, retai , hea thcare, trave , education. Hea thcare (virtua visit) Financia Services (OTP) Trave (C ick-to-Ca )

CPaaS market is expected to reach $25.9 bi ion in 2025 from $7.2 bi ion in 2020 CAGR . 5% 29 Average Expected CAGR: 29.5% Source: Juniper Research, CPaaS-2020-2025-Deep-Dive-Data-and-Forecasting Copyright © Ka eyra, Inc. 2021 How the adjacent markets wi evo ve A2P Messaging Market(1) The size of the goba A2P messaging market wi grow from $61B in 2019 to $78B in 2022 Contact Centers Market(2) CCaaS experiences robust growth that achieves a revenue CAGR of 29% over the 2019-2024 forecast period ($5 bi ion to $17.9 bi ion). Chatbots Usage(3) Chatbots interactions to reach $2.8 bi ion by 2023, as Conversationa AI becomes the future of Hea thcare, increasing from an estimated $21 mi ion in 2018, with an average annua growth of 167%. Hea thcare to represent 10% of a chatbot interactions across key vertica s such as banking, eCommerce and socia media by 2023. Video Conferencing Market (4) The g oba video conferencing market size was $5.32 bi ion in 2019 and is projected to reach $10.92 bi ion by 2027, exhibiting a CAGR of 9.7% during the forecast period. (1) Statista estimates, Credence Research (2020) (2) Gartner, Forecast Ana ysis: Contact Centers, Wor dwide (2021) (3) Source: Juniper Research (2020) (4) Source: Fortune Business Insights (2020) 8

A CPaaS reduces the immense compexity of c oud communications by estab ishing connections between businesses and network operators/carriers. Indeed, building a network of carriers is diï¬ƒcult and takes years of negotiations. Thanks to CPaaS, businesses access a variety of communication too s without building expensive back-end infrastructure. NETWORK OPERATORS—END USERS BUSINESSES 9 Copyright © Ka eyra, Inc. 2021

Our technical advantages

kaleyra

Cloud And On-premise

In line with customers' needs, Kaleyra continues investing in its data centers while enabling **public cloud** (99.99% uptime), **hybrid cloud, private cloud and on-premise deployments**

Connectivity

Kaleyra is a network operator itself, "OLO" (Other Licensed Operator). It has over **1600 network connections** and **210 direct carrier connections** to ensure high quality, unmatched pricing, and delivery efficiency

High Deliverability

Intelligent **high-priority routing** assures unparalleled speed/throughput, consistency and pricing

Scalability

With the ability to transmit high volumes of messages and easily handle traffic spikes, Kaleyra answers to the requests of global customers for **scalability and flexibility**

APIs or UI based, for developers and business users

Platform functionality is available through easy-to-use, frequently-updated **APIs** along with error logs; or through a **user-friendly web interface.**

Copyright © Kaleyra, Inc. 2021

10

24/7 G oba support*—Average Support Response Time: 30 mins —99% Ca Answer Rate—Dedicated support to the top 150 customers—Detai ed technica documentation An exce ent company to work with, fantastic team of re ationship managers, he p is never too far when you are working with Ka eyra. We have been working with Ka eyra for 3 years now and every time there is he p needed, they have provided us with exce ent and qua ity services. I have been using for 8 months to integrate the sms service for my bookings in the android app. I was amazed to see that with on y one ine of code, sms was working. I tried Whatsapp and audio ca features. *Ka eyra’s statistics as of December 2020 Copyright © Ka eyra, Inc. 2021

Kaleyra's 2020 at a glance

kaleyra

Q4 2020 data

7.1B Messages	1.4B Voice Calls	3,500+ Global Customers
13 Global Offices (APAC - EU - US)	350+ Employees Worldwide	1,600+ Network Operator Connections

Our history


1999
Ubiquity founded
2016
Ubiquity & Solutions Infini merged
2018
Joint entity rebranded to Kaleyra
2009
Solutions Infini founded
2018
Kaleyra acquires US-based Buc Mobile
2019
NYSE

Main news of 2020

- APR - **Kaleyra launches k-lab**, a Dedicated Innovation Lab to Develop Mobile CX Solutions for the Financial Services Industry
- JUL - Kaleyra Expands Connectivity Service Footprint with Several of the **Largest OTT Internet Media** and App Services Companies
- SEPT - Kaleyra Launches **Verified Calls Services for Google**
- NOV - Kaleyra Announces Two New Agreements with Top Financial Institutions (**Mastercard**) from k-lab Initiatives

Customer Highlights for Fiscal Quarter Ended Dec. 31st, 2020* - The highest ever Quarter for Kaleyra

- **89.5% of revenue** came from customers which have **been on the Platform for at least one year**
- **51.9% of revenue** is related to the top 10 customers with a **churn rate of zero in the last year**
- Revenue by country breakdown: **Italy (41.4%), India (27.4%), US (15.6%)** and **Other European and Asian Countries (15.6%)**
- No individual customer accounting for more than **10% of revenue**
- **Over 3,500 customers**
- **Partnerships with**

Google ABInBev aws partner network wework VISA SEQUOIA

* Unaudited financial information

Copyright © Kaleyra, Inc. 2021

12

Dario Ca ogero Ashish Agarwa Giacomo Da ’Ag io Aniketh Jain Chief Executiv Chief Techno ogy Officer cia Officer Chief Revenue Officer Fi ippo Monastra Soren Schafft Nico a Junior Vitto Chief of Staff Genera Manager, Connectivity and Chief Product Officer Industry So utions 13 Copyright © Ka eyra, Inc. 2021

Avi Katz, Ph.D Dario Ca ogero Emi io Hirsch, Ph.D Matteo odrini John Miku sky Nei Miotto Chairman Director Director Director Director . 14 Copyright © Ka eyra, Inc. 2021

The highest ever quarter for Ka eyra, tota ing $44.3M in revenue High y predictab e revenue with 65% of K R’s growth in Q4 2020 coming from its existing customers No individua customer accounting for more than 10% of revenue About 48% of revenue generated in Europe, 27% from India and 16% from the US Q4 2020 Revenue Sp it Q4 2020 Geographic Mix Some of our customers Copyright © Ka eyra, Inc. 2021

FINANCIA OVERVIEW

2020 Q4 FINANCIAL INFORMATION

kaleyra

$44.3M +24% period over period	**Revenue***	• Highest ever quarterly revenue • Overperforming the guidance previously disclosed to the market • Over 65% of quarterly growth from existing customers
18% vs. 23% prior year comparable period	**Gross Margin***	• Recovering from the effect of the COVID-19 pandemic, despite soft lockdown in some geographies • Benefit from the renegotiation of agreements in premium services in Italy • Increased penetration in the US connectivity market
$1.6M vs. $5.6M prior year comparable period	**Adj. EBITDA[1]**	• Backs out $4.0M of stock-based compensation and $1.4M of transaction and one-off costs • Includes $1.5M initial public company compliance costs not included in Q4 2019 • Comparable Adj. EBITDA was $3.1M before public company compliance costs, considering also about $1.3M in personnel cash-costs to strengthen our growth
$30.2M -19% vs year end 2019	**Reduction in Total liabilities***	• A portion of the new sources procured on the market have been used to settle almost all the liabilities deriving from the business combination (deSPAC process); • Now the Group can be focused on organic and external growth

Revenue by Geography

December 31, 2020


Q4 2020
ROW
9.3%
Europe (excl
6.3%
United States
15.6%
India
27.4%
Italy
41.4%

December 31, 2019


Q4 2019
ROW
8.5%
Europe (excl Italy)
10.5%
United States
9.6%
India
24.5%
Italy
46.9%

[1]See definition on slide 2 and reconciliation of non-GAAP measures on slide 25

* Unaudited financial information

Copyright © Kaleyra, Inc. 2021

17

2020 YE FINANCIAL INFORMATION

kaleyra

$147.4M +14% year over year	**Revenue***	• Overperforming the guidance previously disclosed to the market • Over 80% of annual growth from existing customers • Addition of a large new enterprise customer • Strong and consistent annual revenue growth
17% vs. 20% prior year	**Gross Margin***	• Recovering from the effect of the COVID-19 pandemic • Benefit from the renegotiation of agreements in premium services in Italy • Increased penetration in the US connectivity market
$3.2M vs. $11.1M prior year	**Adj. EBITDA[1]**	• Backs out $20.3M of stock-based compensation and others and $6.5M of transaction and one-off costs • Includes $4.3M initial public company compliance costs not included in YE 2019 • Comparable Adj. EBITDA was $7.5M before public costs, considering also about $6.3M in personnel cash-costs to strengthen our growth
$30.2M -19% vs year end 2019	**Reduction in Total liabilities***	• A portion of the new sources procured on the market have been used to settle almost all the liabilities deriving from the business combination (deSPAC process); • Now the Group can be focused on organic and external growth

Revenue by Geography

December 31, 2020



YE 2020
ROW
9.1%
Europe (excl Italy)
6.7%
United States
17.3%
India
24.5%
Italy
42.4%

December 31, 2019



YE 2019
ROW
7.1%
Europe (excl Italy)
12.1%
United States
7.3%
India
27.1%
Italy
46.4%

[1]See definition on slide 2 and reconciliation of non-GAAP measures on slide 25

* Unaudited financial information

Copyright © Kaleyra, Inc. 2021

18

Messages Voice Ca s An increase in Enterprise business, partia y offset by a change in the geographic mix in Connectivity business Increase in vo umes in the Indian region, the growth in data returning to a situation pre-COVID-19 Voice service carries higher gross margins than messaging 7.6% 100% Copyright © Ka eyra, Inc. 2021

STRONG GROWTH IN REVENUE

kaleyra

Strong historical top line growth with a robust pipeline for future growth via new product roadmap, M&A and industry tailwinds

Consolidated Revenue* | $ in Millions



150
100
50
0
24% CAGR
77.5
98.4
129.6
147.4
2017PF
2018PF
2019
2020

	2018PF	2019	2020
YoY Growth %	27%	32%	14%
Gross Margin %	**20%**	**20%**	**17%**

Adjusted EBITDA | $ in Millions

Adjusted EBITDA amounted to $4.2 million, $7.4 million, $11.1 million and $3.2 million as of December 31, 2017PF, 2018PF, 2019 and 2020, respectively.

Note: Figures derived from US GAAP financials, except as otherwise indicated.

- PF refers to Pro Forma adjusted for subsidiaries acquired, the consolidated financials of such party and its subsidiaries and related finance and transaction fees.
- Revenue represented on a pro forma basis to include the impact of organic growth only (excludes the impact of acquisitions).

20

Copyright © Kaleyra, Inc. 2021

* Unaudited financial information

Ownership Summary: December 31, 2020 Ownership Shares Percent Management and Aï¬ƒ iates 13,602,949 44.9% GigCapita Sponsors and Aï¬ƒ iates 4,136,832 13.7% Investors Associated with DeSPAC process 1,666,930 5.5% Imp ied Retai F oat 10,881,976 35.9% Shares Outstanding 30,288,687 100.0% (*) assuming no shares se ing by the management of Ka eyra Copyright © Ka eyra, Inc. 2021

APPENDIX

ANNUA AND QUARTER Y CONSO IDATED STATEMENTS OF OPERATIONS* The fo owing tab e shows the audited financia year conso idated statements of operations prepared in accordance with US GAAP. ($in Mi ion) Q4 FY 2020 Q4 FY 2019 2020 2019 Revenue $44.3 $35.6 $147.4 $129.6 Cost of revenue $36.4 $27.6 $122.9 $103.2 Gross profit $7.8 $8.1 $24.4 $26.4 Research and deve opment $2.3 $1.4 $9.7 $5.3 Sa es and marketing $2.7 $1.6 $12.9 $6.0 Genera and administrative $7.5 $6.8 $28.2 $17.4 oss of equity investments $0.0 $0.0 $0.0 $0.0 Tota operating expenses $12.5 $9.8 $50.8 $28.8 oss from operations ($4.7) ($1.8) ($26.4) ($2.4) Otherfinanda expens net ($1.0) ($0.3) ($2.7) ($0.8) oss before income taxes ($5.6) ($2.1) ($29.1) ($3.2) Income tax expense (benefit) ($1.1) $1.6 ($2.3) $2.3 Net oss ($4.5) ($3.6) ($26.8) ($5.5) Net oss per common share basic and di uted ($0.2) ($0.3) ($1.1) ($0.5) Weighted average shares, basic and di uted 29,690J42 14,322,326 24,652,004 11,603,381 Copyright © Ka eyra, Inc. 2021 * Unaudited financia information

BALANCE SHEET*

kaleyra

($ in Million)	(Audited) as of 12/31/2019	(Unaudited) as of 12/31/2020	YoY Change
Cash and cash equivalents	$16.1	$33.0	NM
Restricted cash	$20.9	$0.0	(100%)
Short-term investments	$5.1	$4.8	(5%)
Trade receivables, net	$39.5	$43.7	10%
Prepaid expenses	$0.6	$1.4	NM
Other current assets	$4.2	$2.1	(49%)
TOTAL CURRENT ASSETS	**$86.5**	**$85.0**	**(2%)**
Property and equipment, net	$3.4	$6.7	98%
Intangible assets, net	$9.4	$7.6	(19%)
Goodwill	$17.0	$16.7	(2%)
Deferred tax assets	$0.0	$0.7	100%
Other long-term assets	$1.2	$1.8	49%
TOTAL ASSETS	**$117.4**	**$118.5**	**1%**

* Unaudited financial information

($ in Million)	(Audited) as of 12/31/2019	(Unaudited) as of 12/31/2020	YoY Change
Accounts payable	$63.3	$51.8	(18%)
Debt for forward share purchase agreements	$34.0	$0.5	(99%)
Notes payable	$1.7	$0.0	(100%)
Notes payable due to related parties	$9.4	$7.5	(20%)
Lines of credit	$3.6	$5.3	45%
Current portion of bank and other borrowings	$7.6	$10.8	43%
Deferred revenue	$1.4	$3.7	162%
Preference shares	$0.7	$0.0	(100%)
Preference shares due to related parties	$1.8	$0.0	(100%)
Payroll and payroll related accrued liabilities	$1.0	$3.3	NM
Other current liabilities	$1.4	$6.0	NM
TOTAL CURRENT LIABILITIES	**$125.9**	**$88.8**	**(30%)**
Long-term portion of bank and other borrowings	$16.1	$32.0	98%
Long-term portion of notes payable	$0.0	$2.7	100%
Long-term portion of notes payable due to related parties	$7.5	$0.0	(100%)
Long-term portion of employee benefit obligation	$1.4	$1.9	35%
Deferred tax liabilities	$2.0	$0.0	NM
Other long-term liabilities	$3.2	$0.6	(81%)
TOTAL LIABILITIES	**$156.2**	**$125.9**	**(19%)**
Common stock	$0.0	$0.0	50%
Additional paid-in capital	$2.1	$93.6	NM
Treasury stock	$0.0	($30.4)	(100%)
Accumulated other comprehensive (loss) income	$0.1	($2.8)	NM
Accumulated deficit	($41.0)	($67.8)	65%
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	**($38.8)**	**($7.4)**	**(81%)**
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	**$117.4**	**$118.5**	**1%**

Note: Figures derived from US GAAP financials, except as otherwise indicated.

Copyright © Kaleyra, Inc. 2021

24

The fo owing tab e shows the reconci iation of the unaudited Non-GAAP Adjusted EBITDA as reported in the investors presentation. The unaudited figures have been derived from financia s prepared in accordance with US GAAP. (1) These costs represent pub ic company costs that were not incurred in 2019. Most of these costs are expected to occur going forward. Note: Management uses non-GAAP financia measures such as Adjusted EBITDA to eva uate period-to-period comparisons. Management be ieves these measures provide usefu information about the Company’s operating resu ts and financia performance. These non-GAAP financia measures are not measures prepared in accordance with GAAP and might not be consistent with simi ar measures used by other companies. These non-GAAP financia measures sha not considered as an a ternative to any other measures of performance prepared under genera y accepted accounting princip es. Copyright © Ka eyra, Inc. 2021

Thank You For further detai s, scan this QR code: investors@ka eyra.com Copyright © Ka eyra, Inc. 2021